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                                                                    EXHIBIT 23.2

                                February 8, 2000

EOG Resources, Inc.
1200 Smith Street, Suite 300
Houston, Texas 77002

Gentlemen:

         Pursuant to your request, we have prepared estimates of the proved oil, condensate, natural gas liquids, and natural gas reserves, as of December 31, 1999, of certain selected properties in the United States, Canada, and Trinidad owned by EOG Resources, Inc. (EOG). The properties consist of working and royalty interests located in New Mexico, Texas, Utah, and Wyoming and in the offshore waters of Texas, Louisiana, and Alabama; in Saskatchewan, Canada; and in the offshore waters of Trinidad. The estimates are reported in detail in our "Report as of December 31, 1999, on Proved Reserves of Certain Properties in the United States owned by EOG Resources, Inc. - Selected Properties," our "Report as of December 31, 1999, on Proved Reserves of Certain Properties in Canada owned by EOG Resources, Inc. - Selected Properties," and our "Report as of December 31, 1999, on Proved Reserves of the Kiskadee Field, Offshore Trinidad for EOG Resources, Inc." hereinafter collectively referred to as the "Reports." We also have reviewed information provided to us by EOG that it represents to be EOG's estimates of the reserves, as of December 31, 1999, for the same properties as those included in the Reports.

         Proved reserves estimated by us and referred to herein are judged to be economically producible in future years from known reservoirs under existing economic and operating conditions and assuming continuation of current regulatory practices using conventional production methods and equipment. Proved reserves are defined as those that have been proved to a high degree of certainty by reason of actual completion, successful testing, or in certain cases by adequate core analyses and electrical-log interpretation when the producing characteristics of the formation are known from nearby fields. These reserves are defined areally by reasonable

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DEGOLYER AND MACNAUGHTON                                                       2

geological interpretation of structure and known continuity of oil- or gas-saturated material. This definition is in agreement with the definition of proved reserves prescribed by the Securities and Exchange Commission.

         EOG represents that its estimates of the proved reserves, as of December 31, 1999, net to its interests in the properties included in the Reports are as follows, expressed in thousands of barrels (Mbbl) or millions of cubic feet (MMcf):


              OIL, CONDENSATE, AND                          NET
              NATURAL GAS LIQUIDS     NATURAL GAS        EQUIVALENT
                    (Mbbl)              (MMcf)             (MMcf)
              --------------------    -----------        -----------

                    37,760             1,652,235          1,878,795



             Note: Net equivalent million cubic feet is based on 1 barrel of oil, condensate, or natural gas liquids being equivalent to 6,000 cubic feet of gas.

         EOG has advised us, and we have assumed, that its estimates of proved oil, condensate, natural gas liquids, and natural gas reserves are in accordance with the rules and regulations of the Securities and Exchange Commission.

         Proved reserves net to EOG's interests estimated by us for the properties included in the Reports, as of December 31, 1999, are as follows, expressed in thousands of barrels (Mbbl) or millions of cubic feet (MMcf):


              OIL, CONDENSATE, AND                            NET
               NATURAL GAS LIQUIDS      NATURAL GAS        EQUIVALENT
                    (Mbbl)                (MMcf)             (MMcf)
              --------------------      -----------        ----------

                    36,110              1,627,906          1,844,566


              Note: Net equivalent million cubic feet is based on 1 barrel of oil, condensate, or natural gas liquids being equivalent to 6,000 cubic feet of gas.

         In making a comparison of the detailed reserves estimates prepared by us and by EOG of the properties involved, we have found differences, both positive and negative, in reserves estimates for individual properties. These differences appear to be compensating to a great extent when considering the reserves of EOG in the properties included in our reports, resulting in overall differences not being substantial. It is our opinion that the reserves estimates prepared by EOG on the properties reviewed by us and referred to above, when compared on the basis of net







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DEGOLYER AND MACNAUGHTON                                                       3

equivalent million cubic feet of gas, do not differ materially from those prepared by us.

                                    Submitted,

                                    DeGOLYER and MacNAUGHTON
















                                             -----------------------------------
                                             Vernon E. Pringle, Jr., P.E.
                                             Senior Vice President
                                             DeGolyer and MacNaughton